EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-20377 on Form S-8 of Firstbank Corporation of our report dated April 9, 2003, included in this Annual Report on Form 11-K of Firstbank Corporation Amended and Restated 401(k) and Employee Stock Ownership Plan for the year ended December 31, 2002.

/s/ Crowe Chizek and Company LLC

Grand Rapids, Michigan
June 26, 2003